Exhibit 1

Agreement of Joint Filing

                Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned parties hereby agree that the preceding Schedule 13G is being filed on behalf of each of them.

                IN WITNESS WHEREOF, the parties hereto have duly executed this agreement on this 14th day  of February 2008.

/s/ John Fox
John Fox

MWHC Holding, Inc.

By:	/s/ John Fox
Name: John Fox
Title: President